Exhibit 99.1

January 23, 2018

To Our Members:

I am pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBC) has increased the dividend declared per share on both sub-classes of capital stock. The Board determined that our earnings for the fourth quarter of 2017 coupled with recent rising market interest rates—both short term and long term—merit the increased dividends.

Based on the FHLBC’s preliminary financial results for the fourth quarter of 2017, the Board of Directors:

•	increased the dividend declared on Class B1 activity capital stock for members that borrow from the Bank by 20 basis points to 3.50% (annualized); and

•	increased the dividend declared on Class B2 membership capital stock by 25 basis points to 1.50% (annualized).
The actual effective combined dividend rate on the total stock held by each member will depend on its level of activity with the FHLBC during the fourth quarter and the relative number of shares of activity and membership capital stock. The dividend will be paid by crediting your account on February 15, 2018.
The FHLBC is paying a higher dividend per share on Class B1 activity stock than on Class B2 membership stock to reward members that use the Bank’s advances and, thereby, support the financial health of the entire cooperative. The higher dividend you receive on Class B1 capital stock has the effect of lowering your cost of borrowing from the FHLBC.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,
Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to

Exhibit 99.1

implement new or enhanced products or programs, the impacts to us from the Federal Housing Finance Agency’s final membership rule, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited.